As filed with the Securities and Exchange Commission on July 6, 2004

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1372535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

221 South Church Street Bowling Green, Ohio	43402
(Address of Principal Executive Offices)	(Zip Code)

SKY FINANCIAL GROUP, INC. 2002 STOCK OPTION

AND STOCK APPRECIATION RIGHTS PLAN

SKY FINANCIAL GROUP, INC. 2004 RESTRICTED STOCK PLAN

(Full title of the plans)

W. Granger Souder, Jr., Esq.

Executive Vice President, General Counsel and Secretary

Sky Financial Group, Inc.

221 South Church Street

Bowling Green, Ohio 43402

(Name and address of agent for service)

(419) 327-6300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common stock, without par value	2,500,000 1,000,000	$21.115 $21.115	$52,787,500 $21,115,000	$6,688.18 $2,675.27
	3,500,000		$73,902,500	$9,363.45

(1)	This registration statement registers the issuance of 2,500,000 shares of Common Stock, without par value (the “Common Stock”) of Sky Financial Group, Inc., which are issuable pursuant to the Sky Financial Group, Inc. 2002 Stock Option and Stock Appreciation Rights Plan (the “2002 Plan”) and 1,000,000 additional shares of Common Stock which are issuable pursuant to the Sky Financial Group, Inc. 2004 Restricted Stock Plan (the “2004 Plan” and, together with the 2002 Plan, the “Plans”). In addition, the Common Stock registered hereby includes rights to purchase one one-hundredth of a share of Series A Participating Preferred Stock, $10.00 par value, of the Company (“Rights”) issuable pursuant to the Rights Agreement between the Registrant’s predecessor, Citizens Bancshares, Inc. and The Citizens Banking Company, as Rights Agent dated as of July 21, 1998. Rights are currently attached to and traded with the Common Stock (including the shares registered hereunder). The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(2)	Pursuant to Rule 416, there shall be also deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plans and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)	Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the amount of the registration fee, based on: the average of the high and low prices per share of the Registrant’s Common Stock on June 30, 2004, as reported on the Nasdaq National Market, with respect to 3,500,000 shares subject to future grants under the Plans.

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PART I – INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Sky Financial Group, Inc., an Ohio corporation (the “Registrant”), will deliver the documents containing the information in Part I of this Registration Statement on Form S-8 to each participant in the Sky Financial Group, Inc. 2002 Stock Option and Stock Appreciation Rights Plan (the “2002 Plan”) and the Sky Financial Group, Inc. 2004 Restricted Stock Plan (the “2004 Plan” and, together with the 2002 Plan, the “Plans”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”). Such documents are not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

PART II – INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(i) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 except for Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements included in such Form 10-K as Items 7 and 8, respectively, which are superceded by the incorporation by reference below of the Registrant’s Current Report on Form 8-K dated July 6, 2004;

(ii) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

(iii) the Registrant’s Current Reports on Form 8-K dated July 6, July 1, June 1, May 20, May 19, April 21, February 24, February 4, January 22 and January 8, 2004;

(iv) the description of the Registrant’s common stock, without par value, contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant’s predecessor, Citizens Bancshares, Inc., on January 23, 1990 pursuant to Section 12 of the 1934 Act and all amendments thereto and reports filed with the Commission for the purpose of updating such description;

(v) the description of the Rights contained in the Registrant’s Registration Statement on Form 8-A filed by the Registrant’s predecessor, Citizens Bancshares, Inc., on September 17, 1998 pursuant to Section 12 of the 1934 Act and all amendments thereto and reports filed with the Commission for the purpose of updating such description; and

(vi) all documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

To the extent that any document is incorporated by reference herein, such incorporation shall not include any information contained in such document which is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the 1934 Act.

Item 4.	Description of Securities.

Not applicable.

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Item 5.	Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon by W. Granger Souder, Jr., Esq., Executive Vice President, General Counsel and Secretary of the Registrant. Mr. Souder may be selected to participate in the Plans. Mr. Souder owns 15,039 shares of Common Stock and holds options to acquire 123,533 shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

Under Ohio law, generally, a corporation may indemnify any director, officer, employee or agent for reasonable expenses incurred in connection with the defense or settlement of any threatened, pending or completed action or suit related to the person’s position with the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a criminal action or proceeding, the person must also have had no reasonable cause to believe his or her conduct was unlawful. Ohio law requires a corporation to indemnify any person for reasonable expenses incurred if he or she was successful in the defense of any action, suit or proceeding or part thereof. Ohio law prohibits indemnification of a person finally judged to have been knowingly fraudulent or deliberately dishonest or who has acted with willful misconduct or in violation of applicable law. Finally, Ohio law requires a corporation to provide expenses to a person in advance of final disposition of the action, suit or proceeding if the person undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to indemnification. The Registrant’s Code of Regulations provides for indemnification to the fullest extent permitted by law. In addition, the Registrant has entered into indemnification agreements that expand the indemnification rights of certain directors and executive officers. Pursuant to these agreements, indemnitees would receive the highest available of the following: (i) benefits provided by the Registrant’s Code of Regulations as of the date of the indemnification agreement; (ii) benefits provided by the Registrant’s Code of Regulations in effect at the time the indemnification expenses are incurred; (iii) benefits allowable under Ohio law in effect on the date of the indemnification agreement; (iv) benefits allowable under the law of the jurisdiction under which the Registrant exists at the time the indemnifiable expenses are incurred; (v) benefits available under liability insurance obtained by the Registrant; or (vi) such other benefits otherwise available to the indemnitees.

The indemnification rights granted under these agreements are subject, however, to certain restrictions, including a provision that a corporation may not indemnify a person if a court determines by clear and convincing evidence that the person acted or failed to act with deliberate intent to cause injury to, or with reckless disregard for the best interests of, the Registrant and a provision that a corporation may not indemnify a person for any civil money penalty, judgment, liability or legal expense resulting from any proceeding instituted by any federal banking authority.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4	Shareholder Rights Agreement, dated as of July 21, 1998, between Citizens Bancshares, Inc., the Registrant’s predecessor, and The Citizens Banking Company, as Rights Agent (incorporated by reference to Exhibit 4 of the Registration Statement filed on Form S-4 (No. 333-60741) of Citizens Bancshares, Inc., the Registrant’s predecessor).

5	Opinion of W. Granger Souder, Jr., Esq., Executive Vice President, General Counsel and Secretary, as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of W. Granger Souder, Jr., Esq., Executive Vice President, General Counsel and Secretary (included in the opinion filed as Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).

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Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, and the State of Ohio, on this 6th day of July, 2004.

SKY FINANCIAL GROUP, INC.

By:	/s/ W. Granger Souder, Jr.
	Name:	W. Granger Souder, Jr.
	Title:	Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marty E. Adams and W. Granger Souder, Jr., and each or either of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Sky Financial Group, Inc. to comply with the Securities Act of 1933 (the “1933 Act”) for the filing with the Securities and Exchange Commission (the “Commission”) of registration statements under the 1933 Act for the registration of securities relating to the following:

•	Registration Statement on Form S-8 for the registration of 2,500,000 shares for issuance under the Sky Financial Group 2002 Stock Option and Stock Appreciation Rights Plan; and

•	Registration Statement on Form S-8 for the registration of 1,000,000 shares for issuance under the Sky Financial Group 2004 Restricted Stock Plan;

including specifically, but without limitation, power and authority to sign the name of the undersigned to any amendments to such registration statements (including post-effective amendments) and additional registration statements filed in accordance with General Instruction E to register additional securities, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each or either of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in connection with such registration statements, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marty E. Adams Marty E. Adams	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2004

/s/ Kevin T. Thompson Kevin T. Thompson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2004

/s/ George N. Chandler II George N. Chandler II	Director	July 1, 2004

Robert C. Duvall	Director	July , 2004

/s/ Marylouise Fennell, RSM Marylouise Fennell, RSM	Director	July 2, 2004

D. James Hilliker	Director	July , 2004

Fred H. Johnson, III	Director	July , 2004

/s/ Jonathan A. Levy Jonathan A. Levy	Director	July 1, 2004

/s/ James C. McBane James C. McBane	Director	July 1, 2004

/s/ Gerard P. Mastroianni Gerard P. Mastroianni	Director	July 2, 2004

/s/ Thomas J. O’Shane Thomas J. O’Shane	Director	July 2, 2004

/s/ Edward J. Reiter Edward J. Reiter	Director	July 2, 2004

/s/ Gregory L. Ridler Gregory L. Ridler	Director	July 2, 2004

/s/ Emerson J. Ross, Jr. Emerson J. Ross, Jr.	Director	July 1, 2004

/s/ C. Gregory Spangler C. Gregory Spangler	Director	July 1, 2004

/s/ Joseph N. Tosh II Joseph N. Tosh II	Director	July 2, 2004

EXHIBIT INDEX

Exhibit No.	Description

4	Shareholder Rights Agreement, dated as of July 21, 1998, between Citizens Bancshares, Inc., the Registrant’s predecessor, and The Citizens Banking Company, as Rights Agent (incorporated by reference to Exhibit 4 of the Registration Statement filed on Form S-4 (No. 333-60741) of Citizens Bancshares, Inc., the Registrant’s predecessor).

5	Opinion of W. Granger Souder, Jr., Esq., Executive Vice President, General Counsel and Secretary, as to the legality of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consent of W. Granger Souder, Jr., Esq., Executive Vice President, General Counsel and Secretary (included in the opinion filed as Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).